UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Today, one of Ambac Financial Group Inc.’s important shareholders, Cornwall Capital Management LP, released the following statement:

Cornwall Capital Urges Canyon Capital to Cease Ambac Proxy Campaign
New York, NY (May 4, 2016) - Cornwall Capital Management LP and certain of its affiliates (“Cornwall”), are significant shareholders in Ambac Financial Group, Inc. (“Ambac” or the “Company”), owning approximately 4.9% of Ambac’s outstanding common shares. Cornwall does not own any other securities, obligations or interests in Ambac or its subsidiaries, including Ambac Assurance Corporation (“AAC”).
Cornwall believes that Canyon Capital Advisors LLC (“Canyon”) should cease its proxy campaign against Ambac. Cornwall believes the Voting and Support Settlement Agreements executed on March 28, 2016, which included the appointment of a direct shareholder representative to the Ambac Board of Directors, were responsive to shareholders, including Canyon, and that continuing with a divisive proxy fight is counterproductive.
Importantly, Cornwall is fully supportive of Chairman Jeffrey S. Stein. Mr. Stein has been active in guiding Ambac post-emergence from bankruptcy in 2013 and effective in leading the Board during a very challenging period for the Company. Removing Mr. Stein, who is the only remaining independent director with a history with the Company, would be bad for Ambac shareholders and other stakeholders, including AAC’s policyholders.
Cornwall is confident that the Board is on the right path. A continued proxy fight by Canyon will only continue to draw attention and resources away from the Board’s focus on increasing shareholder value.
About Cornwall Capital
Cornwall Capital is a New York-based, multi-strategy investment firm with more than $500 million in assets under management. Cornwall manages capital on behalf of family offices and institutional investors, including pension funds and endowments. The firm was founded as a family office in 2002, but it opened up to outside investors in 2011. Cornwall has a broad investment mandate and regularly invests across asset-classes and geographies. Cornwall is a regular investor in both public and private equities, commodities, foreign exchange, rates and credit.

Media Contact:
Scott Tagliarino or Taylor Ingraham, ASC Advisors LLC
(203) 992-1230
Important Information
Ambac Financial Group, Inc., ("Ambac") filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") on April 20, 2016 in connection with its 2016 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com.
Certain Information Regarding Participants
Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's definitive proxy statement for its 2016 Annual Meeting, which was filed with the SEC on April 20, 2016. To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the

2016 definitive proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders may obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Source: Ambac Financial Group, Inc.

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